EX. 99.28(d)(24)(vi)

Amendment to

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and DoubleLine Capital LP

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and DoubleLine Capital LP, a Delaware limited partnership and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 28th day of September, 2015, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A of the Agreement.

Whereas, the Parties have agreed to amend the following section of the Agreement:

Section 17. “Notice.”

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Sub-item b) of Section 17. “Notice.” is hereby deleted and replaced in its entirety with the following:

b)	To Sub-Adviser:
DoubleLine Capital LP
505 N. Brand Boulevard, Suite 860
Glendale, CA 91203
Attention: General Counsel

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of November 30, 2017.

Jackson National Asset Management, LLC		DoubleLine Capital LP

By:	/s/ Mark D. Nerud	By:	/s/ Ronald Redell
Name:	Mark D. Nerud	Name:	Ronald Redell
Title:	President and CEO	Title:	Authorized Signer